SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)1

                           CROSSZ SOFTWARE CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)


--------------------------------------------------------------------------------
                                   227698 10 7
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                December 23, 1997
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /*.

         Note. six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 26 Pages)

--------
         1        The  remainder  of this  cover  page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 2 of 26 Pages
--------------------------------                     ---------------------------




================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        Delaware
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               461,559(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                       8          SHARED VOTING POWER

                                           32,035(2) shares
             -------------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                           461,559(1) shares
             -------------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                           32,035(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        493,594(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        9.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Partners, L.P.
(2) Includes 371 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign Partners, L.P. to which Wheatley Partners, L.P. disclaims beneficial ownership.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 3 of 26 Pages
--------------------------------                     ---------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Barry Rubenstein
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        00
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        United States
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               56,250(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                       8          SHARED VOTING POWER

                                           837,906(2) shares
             -------------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                           56,250(1) shares
             -------------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                           837,906(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        894,156(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        16.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)      Consists  of  Common  Stock   issuable   upon   exercise  of  currently
         exercisable options held by Mr. Rubenstein.

(2) Includes (i) 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Woodland Partners, (ii) 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Woodland Venture Fund, (iii) 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Seneca Ventures, (iv) 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P., (v) 371 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Foreign Partners, L.P. and (vi) 200,000 shares of Common Stock issuable upon exercise of currently exercisable options owned by Rev-Wood Merchant Partners. Mr. Rubenstein disclaims beneficial ownership of the securities owned by Woodland Partners, Woodland Venture Fund, Seneca Ventures, Wheatley Partners, L.P., Wheatley Foreign Partners, L.P. and Rev-Wood Merchant Partners except to the extent of his equity interest therein.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 4 of 26 Pages
--------------------------------                     ---------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Irwin Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        UNITED STATES
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               56,250(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                       8          SHARED VOTING POWER

                                           493,594(2) shares
             -------------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                           56,250(1) shares
             -------------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                           493,594(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        549,844(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        10.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)      Consists  of  Common  Stock   issuable   upon   exercise  of  currently
         exercisable options held by Mr. Lieber.

(2) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Foreign Partners, L.P. to which Mr. Lieber disclaims beneficial ownership, except to the extent of his equity interest therein.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 5 of 26 Pages
--------------------------------                     ---------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Barry Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        United States
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                       8          SHARED VOTING POWER

                                           493,594(1) shares
             -------------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                           0 shares
             -------------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                           493,594(1) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        493,594(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        9.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and 371 shares of Common Stock issuable upon exercise of currently exercisable Warrants held by Wheatley Foreign Partners, L.P., to which Mr. Fingerhut disclaims beneficial ownership except to the extent of his equity interest therein.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 6 of 26 Pages
--------------------------------                     ---------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Wheatley Partners LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        Delaware
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                       8          SHARED VOTING POWER

                                           493,594(1) shares
             -------------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                           0 shares
             -------------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                           493,594(1) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        493,594(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        9.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign Partners, L.P., to which Wheatley Partners LLC disclaims beneficial ownership, except to the extent of its equity interest therein.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 7 of 26 Pages
--------------------------------                     ---------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Seth Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        United States
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               2,084(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                       8          SHARED VOTING POWER

                                           493,594(2) shares
             -------------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                           2,084(1) shares
             -------------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                           493,594(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        495,678(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        9.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of Common Stock issuable upon exercise of currently exercisable options.
(2) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign Partners, L.P., to which Mr. Lieber disclaims beneficial ownership except to the extent of his equity interest therein.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 8 of 26 Pages
--------------------------------                     ---------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Jonathan Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        United States
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               2,084(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                       8          SHARED VOTING POWER

                                           493,594(2) shares
             -------------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                           2,084(1) shares
             -------------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                           493,594(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        495,678(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        9.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of Common Stock issuable upon exercise of currently exercisable options.
(2) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign Partners, L.P., to which Mr. Lieber disclaims beneficial ownership, except to the extent of his equity interest therein.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 9 of 26 Pages
--------------------------------                     ---------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Matthew A. Smith
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        United States
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               8,334(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                       8          SHARED VOTING POWER

                                           493,594(2) shares
             -------------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                           8,334(1) shares
             -------------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                           493,594(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        501,928(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        9.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of Common Stock issuable upon exercise of currently exercisable options.
(2) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign Partners, L.P., to which Mr. Smith disclaims beneficial ownership, except to the extent of his equity interest therein.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 10 of 26 Pages
--------------------------------                     ---------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            Wheatley Management Ltd.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                       8          SHARED VOTING POWER

                                           493,594(1) shares
             -------------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                           0 shares
             -------------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                           493,594(1) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      493,594(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        9.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign Partners, L.P., to which Wheatley Management, Ltd. disclaims beneficial ownership, except to the extent of its equity interest therein.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 11 of 26 Pages
--------------------------------                     ---------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                         Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        Delaware
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               32,035(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                       8          SHARED VOTING POWER

                                           461,559(2) shares
             -------------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                           32,035(1) shares
             -------------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                           461,559(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        493,594(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        9.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 371 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign Partners, L.P.
(2) Includes 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Partners, L.P. to which Wheatley Foreign Partners, L.P. disclaims beneficial ownership.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 12 of 26 Pages
--------------------------------                     ---------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Seneca Ventures
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               43,606(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                       8          SHARED VOTING POWER

                                           100,706 shares
             -------------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                           43,606(1) shares
             -------------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                           100,706 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        144,312(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        2.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Seneca Ventures.
(2) Includes 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants held by each of Woodland Partners and the Woodland Venture Fund, to which Seneca Ventures disclaims beneficial ownership.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 13 of 26 Pages
--------------------------------                     ---------------------------




================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Woodland Venture Fund
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        New York
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               57,100(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                       8          SHARED VOTING POWER

                                           87,212(2) shares
             -------------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                           57,100(1) shares
             -------------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                           87,212(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        144,312(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        2.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Woodland Venture Fund.
(2) Includes 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants held by each of Woodland Partners and Seneca Ventures, to which Woodland Venture Fund disclaims beneficial ownership.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 14 of 26 Pages
--------------------------------                     ---------------------------




================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        New York
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               43,606(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                       8          SHARED VOTING POWER

                                           100,706(2) shares
             -------------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                           43,606(1) shares
             -------------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                           100,706(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        144,312(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        2.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Woodland Partners.
(2) Includes 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants held by each of the Woodland Venture Fund and Seneca Ventures, to which Woodland Partners disclaims beneficial ownership.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 15 of 26 Pages
--------------------------------                     ---------------------------




================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Rev-Wood Merchant Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        New York
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               200,000(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                       8          SHARED VOTING POWER

                                           0
             -------------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                           200,000(1) shares
             -------------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        200,000(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        3.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of shares of Common Stock issuable upon exercise of currently exercisable options.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 16 of 26 Pages
--------------------------------                     ---------------------------



Item 2 is amended to include the following:

Item 2.           Identity and Background.
                  ------------------------

         14.      (a)      Rev-Wood  Merchant Partners  ("Rev-Wood"),  a general
partnership organized under the laws of the State of New York.

                  (b)      Address:  68 Wheatley Road
                                     Brookville, New York 11545

                  (c)      Principal Business: Investments

                  (d)      No.

                  (e)      No.

                  Barry Rubenstein is a general partner of Rev-Wood.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 17 of 26 Pages
--------------------------------                     ---------------------------





                  Item 5. is hereby amended to read in its entirety as follows:

Item 5.           Interest in Securities of the Issuer.
                  -------------------------------------

                  (a) The following table sets forth the aggregate number and percentage (based on 5,116,549 shares of Common Stock outstanding as of January 5, 1998) of Common Stock beneficially owned by each Reporting Person named in
Item 2 of Schedule 13D.


                                                               Percentage of
                                        Shares of Common     Shares of Common
                                              Stock               Stock
Name                                   Beneficially Owned   Beneficially Owned
----                                   ------------------   ------------------

Wheatley Partners, L.P.(1)                   493,594              9.6%

Barry Rubenstein(2)                          894,156             16.6%

Irwin Lieber(3)                              549,844             10.6%

Barry Fingerhut(4)                           493,594              9.6%

Wheatley Partners LLC(4)                     493,594              9.6%

Seth Lieber(4)                               495,678              9.7%

Jonathan Lieber(4)                           495,678              9.7%

Matthew A. Smith(4)                          501,928              9.8%

Wheatley Management Ltd.(4)                  493,594              9.6%

Wheatley Foreign Partners, L.P.(5)           493,594              9.6%

Seneca Ventures (6)                          144,312              2.8%

Woodland Venture Fund (7)                    144,312              2.8%

Woodland Partners (8)                        144,312              2.8%

Rev-Wood Merchant Partners (9)               200,000              3.8%



---------------------

(1) Includes (i) 455,680 shares of Common Stock owned by Wheatley and 5,879 shares of Common Stock issuable upon exercise of warrants currently exercisable held by Wheatley and (ii) 31,664 shares of Common Stock owned by Wheatley Foreign and 371 shares of Common Stock issuable upon exercise of warrants currently exercisable held by Wheatley Foreign to which Wheatley disclaims beneficial ownership.

(2) Includes (i) 56,250 shares of Common Stock issuable upon exercise of currently exercisable options held by Mr. Rubenstein, (ii) 40,481 shares of Common Stock and 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Woodland Partners of which Mr. Rubenstein is a general partner, (iii) 53,975 shares of Common Stock and 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Woodland Fund of which Mr. Rubenstein is a general partner, (iv) 40,481 shares of Common Stock and 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Seneca of which Mr. Rubenstein is a general partner, (v) 455,680 shares of Common Stock and 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P., (vi) 31,664 shares of Common Stock and 371 shares of Common Stock issuable upon exercise of currently

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 18 of 26 Pages
--------------------------------                     ---------------------------




         exercisable warrants owned by Wheatley Foreign and (vii) 200,000 shares of Common Stock issuable upon exercise of currently exercisable options owned by Rev-Wood. Mr. Rubenstein disclaims beneficial ownership of the securities owned by Woodland Partners, Woodland Fund, Seneca, Wheatley Partners, L.P., Wheatley Foreign Partners, L.P. and Rev-Wood except to the extent of his equity interest therein.

(3) Includes (i) 56,250 shares of Common Stock issuable upon exercise of currently exercisable options held by Mr. Lieber and (ii) 455,680 shares of Common Stock and 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P., 31,664 shares of Common Stock and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Foreign. Mr. Lieber disclaims beneficial ownership of the securities owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his equity interest therein.

(4) The Reporting Person disclaims beneficial ownership of these securities except to the extent of his or its equity ownership in Wheatley and/or Wheatley Foreign.

(5) Includes (i) 31,664 shares of Common Stock owned by Wheatley Foreign and 371 shares of Common Stock issuable upon exercise of warrants currently exercisable held by Wheatley Foreign and (ii) 455,680 shares of Common Stock owned by Wheatley and 5,879 shares of Common Stock issuable upon exercise of warrants currently exercisable held by Wheatley, to which Wheatley Foreign disclaims beneficial ownership.

(6) Includes (i) 40,481 shares of Common Stock owned by Seneca and 3,125 shares of Common Stock issuable upon exercise of warrants currently exercisable held by Seneca and (ii) 53,975 and 40,481 shares of Common Stock owned by the Woodland Fund and Woodland Partners, respectively, and 3,125 shares of Common Stock issuable upon exercise of warrants currently exercisable held by each of Woodland Fund and Woodland Partners, to which Seneca disclaims beneficial ownership.

(7) Includes (i) 53,975 shares of Common Stock owned by Woodland Fund and 3,125 shares of Common Stock issuable upon exercise of warrants currently exercisable held by Woodland Fund and (ii) 40,481 shares of Common Stock owned by each of Seneca and Woodland Partners, and 3,125 shares of Common Stock issuable upon exercise of warrants currently exercisable held by each of Seneca and Woodland Partner, respectively, to which Woodland Fund disclaims beneficial ownership.

(8) Includes (i) 40,481 shares of Common Stock owned by Woodland Partners and 3,125 shares of Common Stock issuable upon exercise of warrants currently exercisable held by Woodland Partners and (ii) 40,481 and 53,975 shares of Common Stock owned by Seneca and Woodland Fund, respectively, and 3,125 shares of Common Stock issuable upon exercise of warrants currently exercisable held by each of Seneca and Woodland Fund, respectively, to which Woodland Partners disclaims beneficial ownership.

(9) Consists of 200,000 shares of Common Stock issuable upon exercise of currently exercisable options.

                  (b) Wheatley has sole power to vote and dispose of 461,559 shares of Common Stock, representing approximately 9.0% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 32,035 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 19 of 26 Pages
--------------------------------                     ---------------------------




                  By virtue of being the general partner of Wheatley and Wheatley Foreign, Wheatley LLC may be deemed to have shared power to vote and dispose of 493,594 shares of Common Stock, representing approximately 9.6% of the outstanding shares of Common Stock.

                  Barry Rubenstein, Irwin Lieber, Seth Lieber, Jonathan Lieber and Matthew A. Smith each have sole power to vote and dispose of 56,250, 56,250, 2,084, 2,084 and 8,334 shares of Common Stock upon the exercise of options. By virtue of each being a member and an officer of Wheatley LLC, each of Barry
Rubenstein, Irwin Lieber, Barry Fingerhut, Seth Lieber, Jonathan Lieber and Matthew A. Smith may be deemed to have shared power to vote and dispose of 493,594 shares of Common Stock, representing approximately 9.6% of the outstanding shares of Common Stock. In addition, by virtue of being a general partner of Seneca, Woodland Partners, Woodland Fund and Rev-Wood, Mr. Rubenstein may be deemed to have shared power to vote and dispose of 344,312 shares of Common Stock, representing approximately 6.5% of the outstanding shares of Common Stock.

                  Wheatley Foreign has sole power to vote and dispose of 32,035 shares of Common Stock representing less than 1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 461,559 shares of Common Stock, representing approximately 9.0% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Wheatley Foreign, Wheatley Management may be deemed to have shared power to vote and dispose of 493,594 shares of Common Stock, representing approximately 9.6% of the outstanding shares of Common Stock.

                  Seneca has sole power to vote and dispose of 43,606 shares of Common Stock representing less than 1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 100,706 shares of Common Stock, representing approximately 2.0% of the outstanding shares of Common Stock.

                  Woodland Fund has sole power to vote and dispose of 57,100 shares of Common Stock representing approximately 1.1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 87,212 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

                  Woodland Partners has sole power to vote and dispose of 43,606 shares of Common Stock representing less than 1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 100,706 shares of Common Stock, representing approximately 2.0% of the outstanding shares of Common Stock.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 20 of 26 Pages
--------------------------------                     ---------------------------




                  Rev-Wood has sole power to vote and dispose of 200,000 shares of Common Stock representing 3.8% of the outstanding shares of Common Stock.

                  (c) The following table sets forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting Persons identified in Item 2 of this Schedule 13D effected in the last sixty days.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 21 of 26 Pages
--------------------------------                     ---------------------------






                                             Number of
                             Purchase/        Shares
                            Acquisition     Purchased/        Purchase
Name of Shareholder            Date          Acquired          Price
-------------------            ----          --------          -----

Wheatley Partners,           11/20/97        138,344            6.25
L.P.

                             11/25/97        317,336         Conversion
                                                                 of
                                                             Preferred
                                                               Stock

Wheatley Foreign             11/20/97         11,656            6.25
Partners, L.P.

                             11/25/97         20,008         Conversion
                                                                 of
                                                             Preferred
                                                               Stock


Seneca Ventures              11/25/97         40,481         Conversion
                                                                 of
                                                             Preferred
                                                               Stock


Woodland Venture Fund        11/25/97         53,975         Conversion
                                                                 of
                                                             Preferred
                                                               Stock

Woodland Partners            11/25/97         40,481         Conversion
                                                                 of
                                                             Preferred
                                                               Stock

Rev-Wood Merchant            12/23/97        200,000          Grant of
Partners                                                       Stock
                                                              Options

                  (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of Common Stock.

         Wheatley and Wheatley Foreign acquired the shares of Common Stock purchased on November 20, 1997 in open market transactions.

                  (e)      Not applicable.

Item 7.           Material to be Filed as Exhibits
                  --------------------------------

                  Exhibit A.  Joint Filing Agreement.

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 22 of 26 Pages
--------------------------------                     ---------------------------




                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 6, 1998                WHEATLEY PARTNERS, L.P.
                                       By: Wheatley Partners LLC,
                                              General Partner


                                       By:  /s/ Barry Rubenstein
                                           ---------------------------------
                                           Barry Rubenstein, Chief Executive
                                           Officer

                                       WHEATLEY PARTNERS LLC


                                       By:  /s/ Barry Rubenstein
                                           ---------------------------------
                                           Barry Rubenstein, Chief Executive
                                           Officer


                                            /s/ Barry Rubenstein
                                           ---------------------------------
                                                Barry Rubenstein


                                            /s/ Irwin Lieber
                                           ---------------------------------
                                                Irwin Lieber


                                            /s/ Barry Fingerhut
                                           ---------------------------------
                                                Barry Fingerhut


                                            /s/ Seth Lieber
                                           ---------------------------------
                                                Seth Lieber


                                            /s/ Jonathan Lieber
                                           ---------------------------------
                                                Jonathan Lieber


                                            /s/ Matthew A. Smith
                                           ---------------------------------
                                                Matthew A. Smith

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 23 of 26 Pages
--------------------------------                     ---------------------------




                                            WHEATLEY MANAGEMENT LTD.


                                       By:  /s/ Irwin Lieber
                                           ---------------------------------
                                            Irwin Lieber, President


                                            WHEATLEY FOREIGN PARTNERS, L.P.
                                           ---------------------------------
                                       By:  Wheatley Partners LLC, General
                                            Partner

                                       By:   /s/ Barry Rubenstein
                                           ---------------------------------
                                            Barry Rubenstein, Chief Executive
                                            Officer


                                            SENECA VENTURES

                                       By:   /s/ Barry Rubenstein
                                           ---------------------------------
                                            Barry Rubenstein, a General
                                            Partner


                                            WOODLAND PARTNERS

                                       By:   /s/ Barry Rubenstein
                                           ---------------------------------
                                            Barry Rubenstein, a General
                                            Partner


                                            WOODLAND VENTURE FUND

                                       By:   /s/ Barry Rubenstein
                                           ---------------------------------
                                            Barry Rubenstein, a General
                                            Partner


                                            REV-WOOD MERCHANT PARTNERS

                                       By:  /s/ Barry Rubenstein
                                           ---------------------------------
                                            Barry Rubenstein, a General
                                            Partner

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 24 of 26 Pages
--------------------------------                     ---------------------------




                                  EXHIBIT INDEX
                                  -------------


Exhibit                                                                  Page
-------                                                                  ----

A.       Joint Filing Agreement                                           25

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 25 of 26 Pages
--------------------------------                     ---------------------------




                                    EXHIBIT A

                             JOINT FILING AGREEMENT

                  In accordance with Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated November 25, 1997 (including amendments thereto) with respect to the Common Stock of CrossZ Software Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  January 6, 1998                WHEATLEY PARTNERS, L.P.
                                       By: Wheatley Partners LLC,
                                              General Partner


                                       By:  /s/ Barry Rubenstein
                                           ---------------------------------
                                           Barry Rubenstein, Chief Executive
                                           Officer

                                       WHEATLEY PARTNERS LLC


                                       By:  /s/ Barry Rubenstein
                                           ---------------------------------
                                           Barry Rubenstein, Chief Executive
                                           Officer


                                            /s/ Barry Rubenstein
                                           ---------------------------------
                                                Barry Rubenstein


                                            /s/ Irwin Lieber
                                           ---------------------------------
                                                Irwin Lieber


                                            /s/ Barry Fingerhut
                                           ---------------------------------
                                                Barry Fingerhut


                                            /s/ Seth Lieber
                                           ---------------------------------
                                                Seth Lieber


                                            /s/ Jonathan Lieber
                                           ---------------------------------
                                                Jonathan Lieber


                                            /s/ Matthew A. Smith
                                           ---------------------------------
                                                Matthew A. Smith

--------------------------------                     ---------------------------
CUSIP No. 227698 10 7                    13D           Page 26 of 26 Pages
--------------------------------                     ---------------------------




                                            WHEATLEY MANAGEMENT LTD.


                                       By:  /s/ Irwin Lieber
                                           ---------------------------------
                                            Irwin Lieber, President


                                            WHEATLEY FOREIGN PARTNERS, L.P.
                                           ---------------------------------
                                       By:  Wheatley Partners LLC, General
                                            Partner

                                       By:   /s/ Barry Rubenstein
                                           ---------------------------------
                                            Barry Rubenstein, Chief Executive
                                            Officer


                                            SENECA VENTURES

                                       By:   /s/ Barry Rubenstein
                                           ---------------------------------
                                            Barry Rubenstein, a General
                                            Partner


                                            WOODLAND PARTNERS

                                       By:   /s/ Barry Rubenstein
                                           ---------------------------------
                                            Barry Rubenstein, a General
                                            Partner


                                            WOODLAND VENTURE FUND

                                       By:   /s/ Barry Rubenstein
                                           ---------------------------------
                                            Barry Rubenstein, a General
                                            Partner


                                            REV-WOOD MERCHANT PARTNERS

                                       By:  /s/ Barry Rubenstein
                                           ---------------------------------
                                            Barry Rubenstein, a General
                                            Partner